Catalyst/Perini Strategic Income Fund

(formerly, Catalyst Strategic Income Opportunities Fund)

Ticker: CSIOX

(the “Fund”)

August 14, 2025

This information supplements certain information contained in the Prospectus and Summary Prospectus for the Fund, each dated February 1, 2025, as previously supplemented.

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Effective immediately, Alex Borlenghi, Portfolio Manager of Perini Capital, LLC (“Perini”), replaced Michael Ciklin as a Portfolio Manager of the Fund. Michael Perini, Founder and Chief Investment Officer of Perini, will continue to serve as a Portfolio Manager of the Fund. Accordingly, all information contained in the Fund’s Prospectus regarding the Portfolio Managers of the Fund is hereby revised to reflect the replacement of Mr. Ciklin by Mr. Borlenghi as a Portfolio Manager of the Fund as set forth below.

The section of the Fund’s Prospectus entitled “MANAGEMENT OF THE FUND - Portfolio Managers” is deleted and replaced with the following:

Portfolio Managers

Michael Perini

Michael Perini, CFA is the President and CEO of Perini Capital and has over 19 years of experience analyzing structured credit securities. Mr. Perini founded Perini Capital in 2011 after working at SecureVest Financial Group as a non-agency mortgage-backed securities trader from 2009 to 2011 and at Commonwealth Advisors as a mortgage credit analyst from 2004 to 2008. He graduated with a B.A. in Finance from Louisiana State University in 2004 and is a CFA charterholder.

Alex Borlenghi

Alex Borlenghi has served as a Portfolio Manager at Perini Capital since 2021. Mr. Borlenghi is also Managing Director at Stonecrest Equity Fund, a private investment fund sub-advised by Perini Capital, since 2023. Prior to joining Perini Capital, Mr Borlenghi was the President and Vice President of Business Development at The Interfin Companies, L.P. He graduated from The University of Texas at Austin and received a bachelor’s degree in business/corporate communications.

* * * * *

You should read this Supplement in conjunction with the Summary Prospectus, Prospectus and the Statement of Additional Information for the Fund, each dated February 1, 2025, as supplemented, which provide information that you should know about the Fund before investing. These documents are available upon request and without charge by calling the Fund toll-free at 1-800-991-3319 or by writing to Catalyst/Perini Strategic Income Fund c/o 36 North New York Avenue, 3rd Floor, Huntington, NY 11743.

Please retain this Supplement for future reference.

Catalyst/Perini Strategic Income Fund

(formerly, Catalyst Strategic Income Opportunities Fund)

Ticker: CSIOX

(the “Fund”)

August 14, 2025

This information supplements certain information contained in the Statement of Additional Information (“SAI”) for the Fund, dated February 1, 2025, as previously supplemented.

______________________________________________________________________________

Effective immediately, Alex Borlenghi, Portfolio Manager of Perini Capital, LLC (“Perini”), replaced Michael Ciklin as a Portfolio Manager of the Fund. Michael Perini, Founder and Chief Investment Officer of Perini, will continue to serve as a Portfolio Manager of the Fund.

Accordingly, all information regarding Mr. Ciklin contained in the Fund’s SAI is hereby deleted in its entirety, and the following changes are incorporated into the SAI:

The following information is added to the tables contained under the section of the SAI entitled “PORTFOLIO MANAGERS”:

Alex Borlenghi*

	Other Accounts Managed		Other Accounts Managed Subject to a Performance Fee
Account Type	Number of Accounts	Assets Under Management (millions)	Number of Accounts	Assets Under Management (millions)
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0

*as of May 31, 2025

The following information is added to the tables contained under the section of the SAI entitled “PORTFOLIO MANAGERS - Portfolio Manager Ownership of Fund Shares”:

As of May 31, 2025, Messrs. Perini and Borlenghi owned Fund shares amounting to $100,001 - $500,000, and $0, respectively.

* * * * *

You should read this Supplement in conjunction with the Summary Prospectus, Prospectus and Statement of Additional Information for the Fund, each dated February 1, 2025, as supplemented, which provide information that you should know about the Fund before investing. These documents are available upon request and without charge by calling the Fund toll-free at 1-800-991-3319 or by writing to Catalyst/Perini Strategic Income Fund c/o 36 North New York Avenue, 3rd Floor, Huntington, NY 11743.

Please retain this Supplement for future reference.